FOR IMMEDIATE RELEASE

CONTACTS:
Stephen D. Axelrod, CFA
Peter J. Mundy, CFO	Alisa D. Steinberg (Media)
Intelli-Check, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (516) 992-1900	Tel. (212) 370-4500 Fax (212) 370-4505
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

INTELLI-CHECK, INC. APPOINTS JEFFREY LEVY INTERIM CHAIRMAN AND CEO

Woodbury, NY - June 8, 2007 -- Intelli-Check, Inc. (AMEX: IDN) announced that its Board of Directors have appointed Mr. Jeffrey Levy as Interim Chairman and Interim CEO effective immediately. Mr. Levy, 64, is the longest serving director, serving since 1999, and is also the Chairman of the Corporate Governance Committee and member of the Compensation Committee.

“I am deeply saddened by the sudden passing of Frank Mandelbaum on Wednesday of this week,” said Jeff Levy, “My hope is to continue upon Frank’s vision and commitment towards building the Company and its shareholder value.”

Mr. Levy is the President and Chief Executive Officer of LeaseLinc, Inc., a third-party equipment leasing company and lease brokerage and has been so since the beginning of 1997. Prior to 1997, Mr. Levy served as President and Chief Executive Officer of American Land Cycle, Inc. and Goose Creek Land Cycle, LLC, arboreal waste recycling companies and before that he was the Chief Operating Officer of ICC Technologies, Inc. and AWK Consulting Engineers, Inc. Mr. Levy has had a distinguished career as a fighter pilot in the United States Air Force from which he retired as a colonel in 1988. He also serves as President and CEO of Virginia College Parents, Inc. and is a board member or appointee in several other non-profit organizations and commissions including Mothers Against Drunk Driving, the International Institute on Alcohol Awareness, the Washington Regional Alcohol Program, Security on Campus, Inc., Virginia Attorney General's Task Force on Drinking by College Students and Virginia Crime Commission Task Force on Campus Security. Mr. Levy holds a BS degree in International Relations from the United States Air Force Academy, a graduate degree in Economics from the University of Stockholm and an MBA from Marymount University.

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About Intelli-Check, Inc.

Intelli-Check, Inc. is the acknowledged leader in technology that helps assure the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid. For more information, please visit www.intellicheck.com.

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